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                                                                    EXHIBIT 99.1

MEDIA INQUIRIES:                                     INVESTOR INQUIRIES:
Lynn Newman                                          Derrick Vializ
908-953-8692 (office)                                908-953-7500 (office)
973-993-8033 (home)                                  vializ@avaya.com
lynnnewman@avaya.com


AVAYA COMPLETES LIQUID YIELD OPTION (TM) NOTES EXCHANGE OFFER

FOR IMMEDIATE RELEASE: WEDNESDAY, JANUARY 29, 2003

         BASKING RIDGE, N.J., US - Avaya Inc. (NYSE:AV), a leading global provider of communications networks and services to businesses, today announced the results of its exchange offer for its Liquid Yield Option(TM) Notes (LYONS) due 2021. The exchange offer expired at 5:00 p.m., EST, Jan 28.

         Approximately $84,426,000 aggregate principal amount at maturity of LYONs, representing approximately 8.9 percent of the outstanding LYONs, were validly tendered and not withdrawn in the exchange offer. Of these LYONs, approximately $84,416,000 aggregate principal amount at maturity were tendered for the mixed consideration and the remainder for the cash consideration.

         For each $1,000 aggregate principal amount at maturity of LYONs tendered, holders who elected to receive the mixed consideration will receive $208.40 in cash plus 77 shares of common stock of Avaya in exchange and holders who elected to receive the cash consideration will receive $389.61 in cash.

         Avaya will pay an aggregate of $17,596,190.50 in cash and deliver 6,500,032 shares of its common stock in the exchange offer.

         Morgan Stanley & Co. Incorporated is acting as the dealer manager for the exchange offer. Georgeson Shareholder Communications, Inc. is the information agent, and The Bank of New York is the exchange agent. LYONs holders with questions on their participation in the exchange offer should contact the information agent at 866-295-4337 or Morgan Stanley at 212-761-5409 (collect).

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About Avaya


         Avaya Inc. designs, builds and manages communications networks for more than 1 million businesses worldwide, including 90 percent of the FORTUNE 500(R). Focused on businesses large to small, Avaya is a world leader in secure and reliable Internet Protocol (IP) telephony systems and communications software applications and services.

         Driving the convergence of voice and data communications with business applications - and distinguished by comprehensive worldwide services - Avaya helps customers leverage existing and new networks to achieve superior business results. For more information visit the Avaya website: http://www.avaya.com


NOTE: Liquid Yield Option and LYON are trademarks of Merrill Lynch & Co., Inc.




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